Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
OneSource Information Services, Inc.
at
$8.85 Net Per Share
by
OSIS Acquisition Corp.
a direct wholly-owned subsidiary of
infoUSA Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON JUNE 3, 2004 UNLESS THE OFFER IS EXTENDED.

May 6, 2004

To Our Clients:

      Enclosed for your consideration is an Offer to Purchase dated May 6, 2004 (the “Offer to Purchase”) and the related Letter of Transmittal relating to an offer by OSIS Acquisition Corp. (the “Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of infoUSA Inc., a Delaware corporation (“infoUSA”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, including the associated rights to purchase shares of preferred stock (the “Shares”), of OneSource Information Services, Inc., a Delaware corporation (“OneSource”), at a purchase price of $8.85 per Share (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the Offer Price), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the “Offer”).

      We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

      Your attention is directed to the following:

1. The Offer Price is $8.85 per Share, net to the seller in cash, without interest thereon.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on June 3, 2004 unless the Offer is extended.

4. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which constitutes at least fifty-one percent (51%) of the outstanding Shares on a fully-diluted basis (the “Minimum Condition”). The Offer is also subject to other terms and conditions. See the Introduction and Section 14 of the Offer to Purchase.

5. Upon the recommendation of the Special Committee of the Board of Directors of OneSource, the Board of Directors of OneSource has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, has determined that each of the Offer and the Merger is in the best interests of OneSource stockholders, and has recommended that OneSource stockholders accept the Offer and tender their Shares pursuant to the Offer.

6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless a exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

7. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share certificates or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when Share certificates for or confirmation of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 3, 2004, UNLESS THE OFFER IS EXTENDED.

      If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. An envelope to return your instruction to us is enclosed. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

      The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

      If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE

FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
OF ONESOURCE INFORMATION SERVICES, INC.

      The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated May 6, 2004 (the “Offer to Purchase”) and the related Letter of Transmittal pursuant to an offer by OSIS Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of infoUSA Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated rights to purchase shares of preferred stock, of OneSource Information Services, Inc., a Delaware corporation (the “Shares”).

      This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

      Number of Shares to be Tendered:*

SIGN HERE

Signature(s)

Please Print Name(s) and Address(es) Here

Area Code and Phone Number

Account Number:

Tax Identification Number or Social Security Number

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

Date: ______________________________ , 2004